Exhibit 99.2

THE GEO GROUP, INC. ANNOUNCES EARLY RESULTS IN CONNECTION WITH THE TENDER

OFFER AND CONSENT SOLICITATION FOR ITS 7  3⁄4% SENIOR NOTES DUE 2017

Boca Raton, Fla. – October 3, 2013 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced the results to date of the cash tender offer and consent solicitation for any and all of its $250,000,000 aggregate principal amount of its 7  3⁄4% Senior Notes due 2017, CUSIP No. 36159RAC7 (the “Notes”).

As of 5:00 p.m., New York City time, on October 2, 2013, which was the “Consent Payment Deadline” for the tender offer and consent solicitation, the Company received valid tenders and consents from holders of $209,092,000 in aggregate principal amount of the Notes. This represents 83.64% of the outstanding principal amount of the Notes.

Holders of Notes who tendered their Notes prior to the Consent Payment Deadline, and whose Notes are accepted for purchase, will receive the total consideration of $1,043.45 per $1,000 principal amount of Notes, which includes the consent payment of $30.00 per $1,000 principal amount of Notes validly tendered. GEO expects to settle all Notes tendered by the Consent Payment Deadline on October 3, 2013.

The tender offer and consent solicitation remains open and will expire at 11:59 p.m., New York City time, on October 17, 2013 (the “Expiration Time”). Holders of Notes who tender after the Consent Payment Deadline but prior to the Expiration Time will receive the tender offer consideration of $1,013.45 per $1,000 principal amount of Notes payable on the final payment date, which we expect to be October 18, 2013. In addition, all holders whose Notes are accepted for purchase will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date up to but not including the applicable payment date. GEO plans to call for redemption all remaining Notes not tendered by the Consent Payment Deadline.

The terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement dated September 19, 2013 (the “Offer to Purchase”). GEO may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitation.

GEO has retained Wells Fargo Securities, LLC as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (U.S. toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase and the related Letter of Transmittal and Consent, dated September 19, 2013, may be obtained from the information agent, D.F. King & Co., Inc. at (800) 829-6551 (U.S. toll-free) and (212) 269-5550 (collect).

Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

This news release shall not constitute an offer to buy or a solicitation of an offer to sell the Notes. Any such offer, solicitation, purchase or sale will be made only by means of the Offer to Purchase and the related Letter of Transmittal and Consent.

The GEO Group, Inc. (NYSE: GEO) is the first fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of correctional, detention, and community reentry facilities around the globe. GEO is the world’s leading provider of diversified correctional, detention, and community reentry services to government agencies worldwide with operations in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the ownership and/or management of 96 facilities totaling approximately 73,000 beds with a growing workforce of approximately 18,000 professionals.

This press release includes forward-looking statements regarding GEO’s tender offer for the Notes and related consent solicitation and its plans to call for redemption all Notes not tendered by the Consent Payment Deadline. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that GEO is unable to successfully consummate the cash tender offer and consent solicitation. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations